Exhibit  12

                                       SEMCO ENERGY, Inc.
                               Ratio of Earnings to Fixed Charges
                                     (Thousands of Dollars)


                                                                Years ended December 31,
                                                    ------------------------------------------------
                    Description                      2000      1999      1998     1997(c)    1996(c)
--------------------------------------------------  -------   -------   -------   -------   --------

Earning as defined (a)
Income (loss) before income taxes,
   dividends on trust preferred securities
   and extraordinary items . . . . . . . . . . . .  $33,303   $24,671   $17,819   $23,894   $(19,868)
Fixed charges as defined . . . . . . . . . . . . .   42,612    20,817    15,085    16,741     14,617
Less preferred securities dividend requirements
   of consolidated subsidiaries. . . . . . . . . .   (7,699)     (242)     (274)     (274)      (274)
Other items. . . . . . . . . . . . . . . . . . . .        -       158       178       178        178
                                                    --------  --------  --------  --------  ---------

      Earnings as defined. . . . . . . . . . . . .  $68,216   $45,404   $32,808   $40,539   $ (5,347)
                                                    ========  ========  ========  ========  =========

Fixed charges as defined (a)
Interest expense . . . . . . . . . . . . . . . . .  $32,645   $19,278   $14,361   $16,018   $ 13,912
Amortization of debt expense . . . . . . . . . . .    2,268     1,297       450       449        431
Preferred securities dividend requirements
   of consolidated subsidiaries. . . . . . . . . .    7,699       242       274       274        274
                                                    --------  --------  --------  --------  ---------

      Fixed charges as defined . . . . . . . . . .  $42,612   $20,817   $15,085   $16,741   $ 14,617
                                                    ========  ========  ========  ========  =========

Ratio of earnings to fixed charges . . . . . . . .     1.60      2.18      2.17      2.42         (b)
                                                    ========  ========  ========  ========  =========


Notes:
(a)  Earnings  and  fixed  charges  as  defined in instructions for Item 503 of Regulation S-K.

(b)  For  the  year  ended December 31, 1996, fixed charges exceeded earnings by $20.0 million.
     Earnings  as  defined  include  a  $32.3  million  non-cash pretax write-down of the NOARK investment.  Excluding  the  NOARK  write-down  the  ratio  of  earnings  to fixed charges would  have  been  1.84.

(c)  Restated  to  account  for  a  1998  acquisition  as  a  pooling  of  interests.
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